                            SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                              (AMENDMENT NO. ___)

         Filed by the Registrant  [x]

         Filed by a Party other than the Registrant  [ ]

         Check the appropriate box:

         [x]     Preliminary Proxy Statement

         [ ]     Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

         [ ]     Definitive Proxy Statement

         [ ]     Definitive Additional Materials

         [ ]     Soliciting Material Pursuant to Section  240.14a-11(c) or
Section  240.14a-12

                      SUNSHINE MINING AND REFINING COMPANY
                (Name of Registrant as Specified in Its Charter)

    ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

         Payment of filing fee (Check the appropriate box):

[x]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

                 (1) Title of each class of securities to which transaction applies:

                       --------------------------------

                 (2) Aggregate number of securities to which transaction applies:

                       --------------------------------

                 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

                       --------------------------------

                 (4)      Proposed maximum aggregate value of transaction:

                       --------------------------------

                 (5)      Total fee paid:

                       --------------------------------


         [ ]     Fee paid previously with preliminary materials.

         [ ]     Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


                 (1)      Amount Previously Paid:

                       --------------------------------

                 (2)      Form, Schedule or Registration Statement No.:

                       --------------------------------

                 (3)      Filing Party:

                       --------------------------------

                 (4)      Date Filed:

                       --------------------------------

                      SUNSHINE MINING AND REFINING COMPANY
                        877 West Main Street, Suite 600
                              Boise, Idaho  83702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 10, 1997

         The 1997 Annual Meeting of Stockholders of Sunshine Mining and Refining Company (the "Company"), will be held on June 10, 1997 at 10:00 a.m., local time, at the Coeur d'Alene Resort, Coeur d'Alene, Idaho to conduct the following business:

         1. To elect seven (7) members of the Board of Directors of the Company to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified;

         2. To approve a proposal to amend the Certificate of Incorporation of the Company (the "Certificate") to increase the authorized Common Stock to 600,000,000;

         3. To approve alternative proposals to amend the Certificate to effect a one-for-three, one-for-five or one-for-eight reverse stock split of the issued and outstanding shares of the Company's Common Stock at the discretion of the Board of Directors;

         4. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         Only Stockholders of record at the close of business on April 14, 1997, will be entitled to notice of and to vote at the Meeting. A list of these stockholders will be available for inspection for ten (10) days preceding the meeting at the office of the Secretary of the Company, 877 West Main Street, Suite 600, Boise, Idaho 83702, and at the meeting.

         Whether or not you plan to attend the Meeting, please date and sign the enclosed proxy card and return it in the accompanying envelope, which requires no postage if mailed in the United States. If you attend the meeting in person, you may withdraw your proxy and vote your shares.

                                          By Order of the Board of Directors


                                          Rebecca L. Saunders
                                          Secretary



[_______________________], 1997

                                PROXY STATEMENT

                              GENERAL INFORMATION

         This Proxy Statement and the form of proxies are first being mailed to stockholders on or about April 18 , 1997, in connection with the solicitation of proxies by Sunshine Mining and Refining Company, a Delaware corporation (the "Company") for use at the 1997 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, on June 10, 1997, at the Couer d'Alene Resort, Couer d'Alene, Idaho, and at any adjournment or adjournments thereof. The Company held its last annual meeting on July 30, 1996.

                       VOTING SECURITIES AND RECORD DATE

         The close of business on April 14, 1997, has been fixed as the record date (the "Record Date"), at which [______ ____] shares of Common Stock of the Company were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

         The presence, in person or by proxy, of a majority of the Common Stock will constitute a quorum at the Annual Meeting and any adjournment(s) thereof. The favorable vote of a majority of the shares of Common Stock represented at the meeting is required to elect the directors. The proposed amendments to the Certificate must be approved by a majority of all outstanding shares of Common Stock, which have no appraisal or similar rights with respect to any of the matters being voted on at the Annual Meeting.

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Since the amendments to the Certificate require the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and on the amendments to the Certificate. A broker non-vote will have the same effect as a vote against the proposed amendments to the Certificate and will have no effect on the outcome of the election of directors.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         To the knowledge of the Company, no person owns five percent (5%) or more of the Company's Common Stock.

    The following table presents certain information regarding the number of shares of Common Stock beneficially owned by each director, nominee, Named Executive Officer, and by all directors and officers as a group as of the Record Date. All individuals have sole voting and investment power with respect to the shares owned.

                                                                     AMOUNT AND NATURE OF      PERCENT
NAME OF INDIVIDUAL                         TITLE OF CLASS            BENEFICIAL OWNERSHIP      OF CLASS
------------------                         --------------            --------------------      --------
 G. Chris Andersen                            Common Stock              151,767(1)               --(3)
 V. Dale Babbitt                              Common Stock               90,889(1)               --(3)
 Harry F. Cougher                             Common Stock              309,425(1)               --(3)
 William W. Davis                             Common Stock              684,418(1)               --(3)
 George M. Elvin                              Common Stock              399,713(1)(2)            --(3)
 Daniel D. Jackson                            Common Stock              136,177(1)               --(3)
 Robert H. Peterson                           Common Stock              171,154(1)               --(3)
 Oren G. Shaffer                              Common Stock               92,625(1)               --(3)
 John S. Simko                                Common Stock              917,843(1)               --(3)
 Robert B. Smith. Jr.                         Common Stock              265,000(1)               --(3)
 All officers and directors as a group        Common Stock              3,219,011(3)              1.26

----------------

(1) Includes the following shares subject to purchase pursuant to stock options and warrants exercisable within sixty days: Mr. Andersen, 131,839 shares; Mr. Babbitt, 85,088 shares; Mr. Cougher, 300,300 shares; Mr. Davis, 601,218 shares; Mr. Elvin 70,000 shares; Mr. Jackson, 135,059 shares; Mr. Peterson, 150,749 shares; Mr. Simko, 866,873 shares; Mr. Shaffer, 80,875 shares; and Mr. Smith, 80,000 shares.

(2) Includes 173,913 shares that may be acquired upon the exchange of the Company's 8% Senior Exchangeable Notes ("8% Notes"), 17,800 shares owned by Mr. Elvin's wife and 120,000 shares owned by a partnership in which Mr. Elvin shares investment and voting powers.

(3)      Less than 1%.

(4) Includes 2,502,001 shares subject to purchase pursuant to stock options and warrants exercisable within 60 days and 173,913 shares acquirable upon exchange of 8% Notes.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company believes based on its review of Forms 3, 4 and 5, furnished to the Company for the fiscal year ended December 31, 1996 and written representations that no other reports were required for such fiscal year that all Section 16(a) filing requirements applicable to its officers and directors were complied with.

                             ELECTION OF DIRECTORS

    The following seven (7) persons are nominated for election as directors. Each nominee is presently a director of the Company.

                                                  POSITION(S) WITH COMPANY, PRINCIPAL OCCUPATION
    NAME                        AGE                        <SAND BUSINESS HISTORIES
    ----                        ---
    G. Chris Andersen . . . .    58      Director since May 1983; Partner of Andersen, Weinroth & Co. LP since
                                         January 1996; until August 1995, was Vice Chairman -- PaineWebber
                                         Incorporated for more than five years prior thereto.

    V. Dale Babbitt . . . . .    60      Director since December 1992; President (for  more than the past five years) and CEO of N.L. Terteling Family Interest, Inc. (dba) J.A. Terteling
                                         & Sons Co., the Managing General Partner for investments consisting of mining interests, oil & gas, real estate and securities.

    George M. Elvin . . . . .    54      Director since June 1994.  Financial Consultant (for more than the past five years) and since August 1992 is the owner and President of Windsor IBC,
                                         Inc. a brokerage firm member of the NASD.

    Daniel D. Jackson . . . .    68      Director since May 1983; Principal, Jackson Capital LLC since 1996;
                                         Advisory Director of Hambrecht & Quist since 1996; previously Managing Director of
                                         Hambrecht & Quist, Inc., a San Francisco, California based investment banking firm (1990-1996).

    Oren G. Shaffer . . . . .    54      Director since June 1993. Since October 1994, Executive Vice-President and
                                         Chief Financial Officer of Ameritech Corporation; previously was President of
                                         Vigrocap, Inc., a venture capital company (October 1991 to October 1994);
                                         and was Executive Vice President, Chief Financial Officer and Director of
                                         Goodyear Tire and Rubber Co. from January, 1990 to October 1992.

    John S. Simko . . . . . .    58      Director, Chairman and Chief Executive Officer since 1996; Director,
                                         President and Chief Executive Officer of the Company since 1992; previously (since
                                         1984) served the Company as Senior Vice President and General Counsel.

    Robert B. Smith, Jr.  . .    60      Director since June 1993. Mr. Smith has been  a private investor since 1984 and Trustee of the Dalkon Shield Trust since 1989.

    Directors are elected annually to serve until the next annual meeting of stockholders or until their respective successors are elected.

CERTAIN OTHER MATTERS

    No family relationships exist between any director, executive officer or person nominated to become a director or executive officer.

    Mr. Andersen is a director of United Waste, Terex, Inc. and Headway Corp. Services, Inc.; Mr. Jackson is an advisory director of CCC Information Services Group, Inc.; Mr. Shaffer is a director Taiwan Equity Fund, Inc.; and Mr. Smith is a director of Securacom Inc. Each of these companies has a class of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934.

MEETINGS AND COMMITTEES

    The Board of Directors of the Company held five (5) meetings during 1996, and all members attended at least seventy-five percent (75%) of the meetings of the Board and all committees on which they served.

    The Audit Committee, consisting of Messrs. Smith and Elvin, with Mr. Smith as Chairman, has the authority to recommend to the Board of Directors the independent accountants to perform the annual audit of the Company; to review the performance of such auditors; to develop the general policies and procedures used by the Company with respect to internal auditing, accounting and financial controls; and to provide the independent auditors with access to the Board of Directors. One (1) meeting of the Audit Committee was held during 1996.

    The Compensation and Transaction Committee, consisting of Messrs. Jackson and Babbitt, with Mr. Jackson as Chairman, has the authority to establish all compensation, including salaries, bonuses and the terms and conditions of the same for all executive officers of the Company; to administer the stock option plans and determine the individuals to receive, and the amount of and times of granting of, stock options; to establish the terms and conditions of any employment contract executed between the Company and its officers; and to establish insurance, pension, retirement and other benefits for officers of the Company. The Committee reviews transactions between the Company and directors, officers or employees of the Company that exceed $50,000, and recommends persons to serve as directors and officers of the Company. If nominees to the Board of Directors are recommended by stockholders, these recommendations will be considered by the Committee. Recommendations by stockholders should be submitted to the Secretary of the Company and should identify the recommended nominee by name and provide detailed background information. One (1) meeting of this Committee was held during 1996.

    The Finance Committee, consisting of Messrs. Andersen, Shaffer, Elvin and Simko, with Mr. Andersen as Chairman, has the authority to review all proposed changes to the capital structure of the Company and to make all decisions concerning investments of funds by the Company. No meetings of the Finance Committee were held during 1996.

                    MANAGEMENT REMUNERATION AND TRANSACTIONS

COMPENSATION OF EXECUTIVE OFFICERS

    The following are the executive officers (the "Named Executive Officers") of the Company:

                                         POSITION(S) WITH COMPANY, PRINCIPAL OCCUPATION
    NAME                    AGE                      AND BUSINESS HISTORIES
    ----                    ---                      ----------------------
John S. Simko               58          Director, Chairman and Chief Executive Officer since December, 1996; Director,
                                        President and Chief Executive Officer of the Company since December 1992;
                                        previously (since 1984) served the Company as Senior Vice President and General
                                        Counsel.

William W. Davis            43          Executive Vice President and Chief Financial Officer since December, 1995, and
                                        Senior Vice President  and Chief Financial Officer of the Company since
                                        September 1992. Previously, from 1983, served in  various capacities as an employee of the Company.

Robert H. Peterson          59          Senior Vice President and Chief Operating Officer-Refining of the Company since
                                        September 1992.  Previously since 1980, served in various capacities as an employee of the Company.

Harry F. Cougher            54          Senior Vice President and Chief Operating Officer-Mining since January 1994.
                                        Previously, since 1984,  served in various capacities as an employee of the
                                        Company.

----------------

         The following table sets forth the total compensation paid by the Company, or accrued for the account of each of the "Named Executive Officers" for calendar years 1996, 1995, and 1994. There were no other executive officers whose salary and bonus for the year ended December 31, 1996, exceeded $100,000.

SUMMARY COMPENSATION TABLE
                                                                               LONG TERM COMPENSATION
                 <ANNUAL COMPENSATION                                             AWARDS     PAYOUTS
 ---------------------------------------------------------------       -------------   --------
    (A)                              (B)       (C)          (D)             (G)          (H)             (I)
                                                                        SECURITIES
                                                                        UNDERLYING      LTIP           ALL OTHER
                                               SALARY       BONUS       OPTIONS/SARS    PAYOUTS       COMPENSATION
 NAME AND PRINCIPAL POSITION        YEAR        ($)          ($)             (#)          ($)           ($) (2)
 ---------------------------        ----       ------       -----      -------------   --------         -------
 John S. Simko,                     1996      297,534         0           650,000         0              13,500
 Chairman & Chief Executive         1995      297,832         0           100,000         0              15,525
 Officer                            1994      271,527         0            65,000         0              14,370

 William W. Davis,                  1996      201,890         0           400,000         0              13,500
 Exec. Vice Pres. & Chief           1995      177,650         0           100,000         0              15,525
 Financial Officer                  1994      166,096      25,000(1)       50,000         0              14,370

 Robert H. Peterson,                1996      182,312         0            25,000         0              13,500
 Sr. Vice Pres. & Chief             1995      182,348         0            75,000         0              15,525
 Operating Officer-Refining         1994      169,861         0              0            0              14,250

 Harry F. Cougher                   1996      114,348         0           100,000         0              10,291
 Sr. Vice Pres. &                   1995      114,354         0           100,000         0              11,765
 Chief Operating Officer-Mining     1994      100,677         0           500,000         0               8,925
----------------

(1) Cash bonus paid to Mr. Davis in December, 1994.

(2) Includes income received pursuant to the Company's Employees Savings and Security Plan (the "Savings Plan") in which all employees of the Company, other than those covered by collective bargaining agreement, may participate, and the Sunshine Defined Contribution Plan (the "DC Plan"). Payments to Mr. Simko under the Savings Plan were $4,500,

    $4,500, and $4,620 in 1996, 1995, and 1994, respectively; and under the DC Plan were $9,000, $11,025 and $9,750 in 1996, 1995, and 1994. Payments to
    Mr. Davis under the Savings Plan were $4,500, $4,500, and $4,620 in 1996, 1995, and 1994, respectively; and under the DC Plan were $9,000 ,$11,025 and $9,750 in 1996, 1995, and 1994, respectively. Payments to Mr. Peterson under the Savings Plan were $4,500, $4,500, and $4,500 in 1996, 1995, and 1994, respectively; and under the DC Plan were $9,000, $11,025 and $9,750 in 1996, 1995, and 1994, respectively. Payments to Mr. Cougher under the Savings Plan were $3,430, $3,360 and $2,945 for 1996, 1995, and 1994, respectively; and under the DC Plan were $6,861, $5,980 and $8,405 for 1996, 1995, and 1994, respectively. The Savings Plan is an individual account plan which provides for deferred compensation as described in
    Section 401(k) of the Internal Revenue Code and is subject to and complies with all of the principal protective provisions of Titles I and II of the Employee Retirement Income Security Act of 1974 ("ERISA"). The DC Plan replaced the Company's Defined Benefit Pension Plan as of January 1, 1994, and is subject to and complies with ERISA.

OPTIONS GRANTS IN 1996

      Incentive stock options were granted to executive officers in the year ended December 31, 1996, as follows:

                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF
                                                                                                       STOCK PRICE
                                                                                                    APPRECIATION FOR
                                     INDIVIDUAL GRANTS                                               OPTION TERMS
                       ------------------------------------------                                 ------------------
                                                      % OF TOTAL
                                                        OPTIONS
                           NUMBER OF SECURITIES       GRANTED TO     EXERCISE OR
                            UNDERLYING OPTIONS        EMPLOYEES IN    BASE PRICE    EXPIRATION
          NAME                   GRANTED              FISCAL YEAR     ($/SH)(1)        DATE       5%($)         10%($)
          ----         ---------------------------    -----------    -----------     --------     -----         -----
 John Simko, CEO  .      650,000 shares - Common        19.2           1.50          12/07/05     $484,717      $1,159,211

 William W. Davis .      400,000 shares - Common        11.8           1.50          12/07/05     $298,288      $  713,361

 Harry F. Cougher .      100,000 shares - Common         2.9           1.50          12/07/05     $ 74,572      $  178,340

 Robert H. Peterson       25,000 shares - Common         0.7           1.50          12/07/05     $ 18,643      $   44,595
---------------

(1)   The options are exercisable on or after July 30, 1996.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table provides information on option exercises in fiscal 1996 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1996.

              (A)               (B)        (C)                 (D)                               (E)
----------------------------------------------------------------------------------------------------------

                              SHARES      VALUE        NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                            ACQUIRED ON   REALIZED     UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS/SARS
                           EXERCISE (#)      ($)       OPTIONS/SARS AT FY-END (#)            AT FY-END ($)
                           ------------   --------    ---------------------------       ----------------------
             NAME                                     EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
             ----                                     -----------   -------------    -----------     -------------
John S. Simko, CEO  . . . .     0           0          865,000          0                0                0

William W. Davis  . . . . .     0           0          600,000          0                0                0

Robert H. Peterson  . . . .     0           0          150,000          0                0                0

Harry F. Cougher  . . . . .     0           0          300,000          0                0                0
----------------

PENSION PLANS

    On December 31, 1993, the Company froze its Defined Benefit Pension Plan (the "Pension Plan"), which was replaced as of January 1, 1994, by the Company's DC Plan. The Pension Plan was maintained for the benefit of employees, except those covered by a collective bargaining agreement. The following table shows the estimated annual benefits payable under the Pension Plan as in effect on December 31, 1993; after which date benefits ceased to accrue. The examples assume retirement at age 65 after assumed periods of service, and a fixed level of social security benefits.

                                               RETIREMENT BENEFIT AT AGE 65
                                               ----------------------------
                                                     YEARS OF SERVICE
                                                     ----------------
        REMUNERATION          5           10              15            20             25            30
        ------------     ----------   -----------      ----------    ----------    -----------    ----------
          75,000            $6,000      $12,000         $18,500        $24,000       $30,000       $36,500
         100,000             8,000       16,000          25,000         33,000        41,000        49,000
         150,000            13,000       25,000          38,000         51,000        64,000        76,000
         200,000            17,000       34,000          52,000         69,000        86,000       103,000
         250,000            22,000       43,000          65,000         87,000       109,000       115,641
         300,000            26,000       52,000          79,000        105,000       115,641       115,641
         350,000            31,000       61,000          92,000        115,641       115,641       115,641

    The years of credited service at December 31, 1993, for Mr. Simko was nine years; for Mr. Davis was ten years; for Mr. Peterson was thirteen years; and for Mr. Cougher was nine years. Employees who are age 55 and who have fifteen years of employment with the Company are eligible for early retirement, and will receive approximately 75% of the accrued benefits they would have received at age 65. Mr. Simko's employment contract provides that he shall be eligible for early retirement notwithstanding that he will have less than fifteen years of service with the Company upon expiration of his employment contract. See "EMPLOYMENT CONTRACTS".

COMPENSATION OF DIRECTORS

    Directors of the Company who are not employees receive an annual retainer of 3,350 troy ounces of silver or 50 troy ounces of gold and 235 troy ounces of silver or 3.5 troy ounces of gold per day for each Board or committee meeting attended. During 1996, directors received gold valued as follows: Messrs. Andersen ($25,998), Babbitt ($27,324), Elvin ($26,102), Jackson ($27,324),
Shaffer ($25,998), and Smith ($27,324). All non-employee directors automatically receive an option for 25,000 shares of Common Stock on December 7 of each year during the term of the 1995 Employee Nonqualified Stock Option Plan.

EMPLOYMENT CONTRACTS

    Effective January 1, 1994, each of Messrs. Simko, Davis and Cougher entered into written employment agreements (the "Employment Agreements") with the Company for a term of three years. In December, 1995, the Employment Agreements for Messrs. Simko, Davis and Cougher were amended to extend the term to December 31, 1999.

    In the event of the disability or death, the Employment Agreements provide for the continued payment of the base compensation for the remaining term, subject to reduction for disability payments separately provided by the Company. The employees receive such annual incentive compensation based on the performance of the Company or other criteria as may be awarded in the discretion of the Board of Directors, and participate in any employee benefit, welfare, deferred compensation, stock option plan, or any other plan or arrangement of the Company now or hereafter adopted for the benefit of officers or employees generally. In addition, Mr. Simko's agreement provides that he is deemed to have qualified for early retirement under the Company's Pension Plan notwithstanding that at the expiration of the agreement he shall have less than 15 years of service with the Company.

    Pursuant to the Employment Agreements, the Company will indemnify each employee in the event that he is made, or threatened to be made, a party to any action or proceeding, including any action by or in the right of the Company by reason of the provision of services by him to the Company. Claims or controversies arising under the Employment Agreements will be resolved through arbitration, and all resulting legal and accounting fees and other expenses will be paid by the Company.

               COMPENSATION AND TRANSACTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The following non-employee directors served on the Compensation and Transaction Committee of the Company's Board of Directors during the last completed fiscal year: Daniel D. Jackson, and V. Dale Babbitt. Oren G. Shaffer was elected to the Committee in December, 1996. There are no compensation committee interlocks.

                 COMPENSATION AND TRANSACTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

      The Committee is responsible for reviewing executive compensation and recommending appropriate changes to the Board of Directors to retain key executives and to reward performance that benefits the Company's stockholders. The Board annually approves increases in base salaries and awards of incentive compensation, if any, for any executive or employee whose overall compensation would exceed $100,000.

      The Committee believes in compensating executives based on business performance and their respective contributions. However, the Committee also recognizes the pressure on cash costs, including salaries, created by the prolonged slump in silver prices. The Company's executive compensation in general is lower than the mining industry, particularly Hecla Mining Company and Coeur d'Alene Mines Corporation (the "Peer Companies").

      The Committee annually reviews base salaries and performance and recommended changes are presented to the full Board. The Committee also reviews the appropriateness of alternative pay systems to reward performance, maintain competitiveness and align the executives' interest with those of the stockholders, including cash bonuses, stock bonuses, stock grants, stock options or other forms of compensation.

      Recent changes to the Internal Revenue Code have been made relating to the disallowance of deduction for remuneration to certain executive officers in excess of $1,000,000. The compensation paid to the Company's executives is less than this limit, and will be fully deductible.

      Several key objectives were established for executive officers in 1996. They were stated in a general, rather than quantitative, manner because fluctuating precious metals markets and the uncertainty of exploration results complicate quantification efforts. Because each of the key objectives could contribute to the profitability of the Company and the increase in shareholder worth, each objective was given relatively equal consideration by the Committee.

      The key objectives were stated as follows:

     (1) Increase silver production from the Sunshine Mine at a reduced cash production cost per ounce of silver in 1996 and return it to full production by 1996 year end;

     (2) Strengthen the Company's financial condition and balance sheet to enable the Company to control exploration and development of Pirquitas and to be in position to bid on other appropriate properties;

     (3) Further development and metallurgical testing on Pirquitas in order to begin a feasibility study in 1997;

     (4) Continue exploration activities on existing projects and identify and acquire control of new exploration projects;

     (5) Eliminate all outstanding preferred shares in exchange for common and warrants to strengthen the balance sheet, eliminate the annual dividend charge and remove the potential for significant additional common stock dilution;

     (6) Increase investor awareness of Sunshine Mining & Refining Company to enhance shareholder worth;

     (7)  Return company to profitability.

     The prolonged slump in silver prices continued in 1996 resulting in a year end silver price of $4.74 per ounce. This hampered efforts to return to profitability and negatively impacted the Common Stock price. To strengthen the Company's financial condition, approximately $27 million in net proceeds was raised through the issuance of Senior Exchangeable Notes due 2000 (the "Eurobonds") in Europe to non-U.S. persons pursuant to Regulation S of the Securities Act of 1933, as amended. Cash production costs per ounce of silver declined in 1996 primarily due to an increase in silver production of 846 thousand ounces over 1995, as the development of the West Chance ore body advanced.

     Progress was made in other categories, including: The Company established a large resource at Pirquitas through its extensive drilling and underground sampling program, along with promising results from initial metallurgical testing; increased investor awareness through direct mailings, meetings with analysts, and participation at investment conferences; and shareholder approval of the Merger to eliminate the Company's outstanding Preferred Stock which improved the book value per Common share and eliminated the annual charge for Preferred dividend requirements.

    After comparison of compensation for executives in similar positions in other companies and in recognition of their efforts in working diligently toward the Company's objectives, the Committee recommended and the Board approved increases in salary to Messrs. Davis and Cougher of $20,000 and $16,000, respectively, together with a 12% bonus payable in 1997.

    In December, 1996, after reviewing compensation for CEO's of the peer companies and other mining companies, and in recognition of the Company's progress toward meeting the key objectives, including a successful Eurobond offering, elimination of the Preferred Stock, increasing investor awareness of the Company, and in his election to and service as President of the Silver Institute, the Committee recommended and the Board approved, the election of Mr. Simko as Chairman of the Company; an increase in salary to $350,000 and that a bonus of 15% be paid in 1997. His overall compensation remains below similar positions in the peer companies.

                                          Daniel D. Jackson
                                          V. Dale Babbitt

PERFORMANCE GRAPH

    The accompanying chart compares the returns on investments since December 31, 1991, on the Standard and Poors 500, industry peer group, and the Company's Common Stock. The comparable company index includes the Company, Hecla Mining Company and Couer d'Alene Mines Corporation.


Company Name/Index            1991    1992    1993     1994      1995     1996
-------------------------------------------------------------------------------
SUNSHINE MINING & REFINING    100     53.60   300.00   194.94   149.95   112.41
S&P 500 INDEX                 100    107.62   118.46   120.03   166.13   203.05
PEER GROUP                    100     71.86   158.48   120.18    95.71    79.19

             THE PROPOSAL TO AMEND THE CERTIFICATE TO INCREASE THE
                            AUTHORIZED COMMON STOCK

    The Company currently has 400 million shares of authorized Common Stock. The Board of Directors has approved an amendment to the Certificate increasing the amount to 600 million. The full text of the amendment is set forth in Exhibit A as Item I. If approved by the stockholders, this proposal will be implemented without regard to the other proposals.

VOTE REQUIRED

    The affirmative vote of the majority of the outstanding shares of Common Stock is required to approve the amendment. If approved, no further stockholder approval would be required to issue shares of Common Stock.

PURPOSES AND EFFECTS OF THE INCREASE IN AUTHORIZED COMMON STOCK

    Additional financing may be required in the future in order to continue exploration and development activities and to provide equity capital necessary for project financing of Company properties. The Board determined that it was in the best interest of the Company to have sufficient shares available for issuance, if necessary, so future financing would not be delayed pending stockholder approval.

    Stockholders of the Company have no preemptive rights with respect to additional shares being authorized.

    The issuance of any additional shares of Common Stock will have the effect of diluting the percentage of stock ownership and voting rights of present holders. The increase in the number of authorized shares of Common Stock may have a potential anti-takeover effect in that it would enhance the ability of the Company to issue additional shares which could be used to thwart persons or otherwise dilute the stock ownership of stockholders seeking to control the Company. The Company is not aware of any effort to accumulate the Company's securities or to obtain control of the Company by means of a tender offer, proxy contest or otherwise.

                             BOARD RECOMMENDATION

    The Board unanimously recommends a vote FOR the adoption of the proposal to increase the authorized Common Stock.

             THE PROPOSAL TO AUTHORIZE A REVERSE STOCK SPLIT AT THE
                            DISCRETION OF THE BOARD

    The Board of Directors has approved the proposed discretionary Reverse Stock Splits and submits them to the stockholders for approval.

    Three Reverse Stock Splits have been proposed: a one-for-three, a one-for-five and a one-for-eight reverse stock split.

    If the Reverse Stock Splits are authorized by the stockholders, the Board will have the discretion to implement one only during the next 5 years, or effect no reverse stock split at all.

    The purpose of the Reverse Stock Splits is to increase the market value of the Common Stock. The Board intends to effect a Reverse Stock Split only if it believes that a decrease in the number of shares outstanding may improve the trading market for the Common Stock.

    The Board has submitted three proposals in order to give it latitude. If the trading price of the Common Stock increases without a reverse split, a Reverse Stock Split may not be necessary, or one of lesser proportions would be required than if the trading price decreased or remains constant.

    In connection with any determination to effect a Reverse Stock Split, the Board will also select the Reverse Stock Split that, in its discretion, results in the greatest marketability of the Common Stock based on prevailing market conditions and the remaining stock split would be abandoned by the Board pursuant to Delaware law. No further action on the part of the stockholders would be required to either effect a reverse stock split or abandon the alternative. If no Reverse Stock Split is effected by June 10, 2002, the Board's authority to effect a Reverse Stock Split will also terminate.

    Stockholders may approve or reject the proposed Reverse Stock Splits in whole but not in part. If approved by the stockholders, this proposal would be implemented without regard to the other proposals.

VOTE REQUIRED

    The affirmative vote of the majority of the outstanding shares of Common Stock is required to approve the proposal.

EFFECTS OF THE REVERSE STOCK SPLIT

    Consummation of a Reverse Stock Split will alter the number of authorized shares of Common Stock, which will be reduced proportionately from 600 million shares assuming approval of the proposed increase of authorized Common Stock (or 400 million shares if such approval is not obtained). Voting rights and other rights of stockholders will not be altered by any Reverse Stock Split, except where a small stockholder may own only a fractional interest after the Reverse Stock Split, in which event these stockholders will be paid for the fractional interest as set forth below and cease to be a stockholder. Consummation of a Reverse Stock Split will have no material federal tax consequences to stockholders.

    The Common Stock is listed for trading on the New York Stock Exchange (the "Exchange"). On the Record Date, the reported closing price of the Common Stock was $[_________] per share.

    The Board believes that a decrease in the number of shares of Common Stock outstanding may increase the trading price of such shares to a price more appropriate for an exchange-listed security, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from any Reverse Stock Split.

    Although, the Company has not yet experienced identifiable problems in the marketability and liquidity of its Common Stock, the Board believes that the current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Certain investors have indicated they would be more willing to take larger positions in the stock if the bid-ask spread represented a smaller percentage of the stock price. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue. Any reduction in brokerage commissions resulting from a Reverse Stock Split may be offset, however, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by such Reverse Stock Split.

    A Reverse Stock Split may be necessary in order to increase the trading price of the Common Stock to levels acceptable to the Exchange in order to maintain the listing of the Common Stock on the Exchange. Consideration will be given to the share price listing requirements of the Exchange in determining the magnitude of the Reverse Stock Split.

    The par value of the Common Stock will remain at $.01 following any Reverse Stock Split, and the number of shares of Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased. The resolution approving the Reverse Stock Split provides that this increase in capital in excess of par value will be treated as capital for statutory purposes. The conversion ratios of any of the Company's outstanding securities having a conversion or redemption feature would be correspondingly adjusted upon consummation of any Reverse Stock Split.

    The Reverse Stock Split, if undertaken, would have the following effects upon the number of shares of Common Stock outstanding and the number of authorized and unissued shares of Common Stock. With the limited exception of small stockholders who own only fractional share interests after a Reverse Stock Split, the proportionate ownership interests of stockholders will not be affected by a Reverse Stock Split. Stockholders holding seven or fewer shares of Common Stock may, depending on the proportion of the Reverse Stock Split, have only a fractional share interest after the Reverse Stock Split. As a result, those stockholders would receive payment for their fractional interests as set forth below, and would cease to be stockholders.

    REVERSE                      COMMON STOCK              AUTHORIZED AND
    STOCK SPLIT                  OUTSTANDING           UNISSUED COMMON STOCK(1)
    1 for 3                       85,177,830                 200,000,000
    1 for 5                       51,006,700                 120,000,000
    1 for 8                       31,941,700                  75,000,000

(1) Assumes approval of the increase of authorized shares of Common Stock to 600 million followed by a proportionate reduction in authorized shares in the same ratio as the reverse stock split.

    At the Effective Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock"), will be reclassified as and changed into the appropriate fraction of a share of the Company's Common Stock, par value $.01 (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Shortly after the Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates of Old Common Stock for surrender and exchange for certificates representing whole shares of New Common Stock.

    No certificates or script representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to any rights as a stockholder of the Company. In lieu of any such fractional share interests, each holder of Old Common Stock who would otherwise be entitled to receive a fractional share of New Common Stock will, at the discretion of the Board, either be (i) paid cash by the Company upon surrender of certificates representing Old Common Stock held by such holder in an amount equal to the product of such fraction multiplied by the closing price of the Old Common Stock on the Exchange on the Effective Date (or in the event that Common Stock is not so traded on the Effective Date, such closing price on the next preceding day on which such stock is traded on the Exchange); or, alternatively, (ii) the Company will make arrangements with, and provide assistance to, a third party who shall pool fractional share interests, sell the same, and return appropriate payment to the holders of fractional share interests in the amount described in (i) above.

BOARD RECOMMENDATION

    The Board unanimously recommends a vote FOR the adoption of the proposal to authorize the Board in its discretion, to effect a Reverse Stock Split.

                            INDEPENDENT ACCOUNTANTS

    The Company's Board of Directors has appointed Ernst & Young LLP to serve as the Company's independent public accountants for the current fiscal year. A representative of Ernst & Young LLP will be present at the Annual Meeting to answer any questions concerning the Company's financial statements and to make a statement if he desires to do so.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by December 16, 1997, for inclusion in the proxy statement and proxy relating to that meeting.

                               VOTING BY PROXIES

    A properly executed proxy will be voted in accordance with its terms. Unless otherwise indicated, the proxy cards will be voted FOR the election of directors to serve as indicated, FOR the approval of the proposal to amend the Certificate to increase the authorized Common Stock, FOR the approval of the proposal to effect a Reverse Stock Split, and in the discretion of the proxy for any other proposal that may come before the meeting. A proxy may be revoked at any time before it is voted.

    At the date of this Proxy Statement, the Board of Directors knows of no other matters which will be presented for consideration at the Annual Meeting.

                                 OTHER MATTERS

    All expenses in connection with this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies by telephone, telegram, mail or in person. The Company may also reimburse brokers and other custodians, nominees and fiduciaries holding shares in their names, for their reasonable expenses in sending material to the beneficial owners of shares and obtaining their proxies.

    Copies of the Company's annual report on Form 10-K for the year ended December 31, 1996, may be obtained without charge by writing to the Company at 877 West Main Street, Suite 600, Boise, Idaho 83702, Attn: Rebecca L. Saunders, Secretary, or by telephone request to (208) 345-0660.

                                            SUNSHINE MINING AND REFINING COMPANY


 [_________, ____], 1997

                                   EXHIBIT A

5.  THE INCREASE OF AUTHORIZED COMMON STOCK PROPOSAL.

    RESOLVED, that the first paragraph of Article FOURTH of the Company's Certificate of Incorporation be amended to read in its entirety as follows:

         "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is six hundred twenty million (620,000,000), of which stock six hundred million (600,000,000) shares of the par value of $0.01 each shall be designated Common Stock and of which Twenty Million (20,000,000) shares of the par value of $1.00 each shall be designated Preferred Stock."

6.  THE REVERSE STOCK SPLIT PROPOSAL.

       a.    ONE-FOR-THREE REVERSE STOCK SPLIT.

    RESOLVED, that, prior to June 10, 2002, on the condition that no other amendment to the Company's Certificate of Incorporation shall have been filed subsequent to June 10, 1997 effecting a reverse stock split of the Common Stock, Article FOURTH of the Company's Certificate of Incorporation be amended by addition of the following provision:

         Simultaneously with the effective date of this amendment (the "Effective Date"), the authorized shares of the Company's Common Stock, par value $.01 per share, and each share of such Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-third (1/3) of a share of the Company's Common Stock, par value $.01 (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of the closing price of the Old Common Stock on the New York Stock Exchange on the Effective Date, as reported on the composite tape of the New York Stock Exchange, Inc. (or in the event the Company's Common Stock is not so traded on the Effective Date, such closing price on the next preceding day on which such stock was traded on the New York Stock Exchange). The Company may retain a third party to collect and pool fractional share interests, sell the same, and return payment to the holders of the interests. In that event, the cash payment may be based on the sale price of the pooled fractional interests, which may be more or less than the closing price of the Old Common Stock on the Effective Date. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

    FURTHER RESOLVED, that at any time prior to the filing of the foregoing amendment to the Company's Certificate of Incorporation effecting a one-for-three Reverse Stock Split, notwithstanding authorization of the proposed amendment by the stockholders of the Company, the board of directors may abandon such proposed amendment without further action by the stockholders.

       b.    ONE-FOR-FIVE REVERSE STOCK SPLIT.

    RESOLVED, that, prior to June 10, 2002, on the condition that no other amendment to the Company's Certificate of Incorporation shall have been filed subsequent to June 10, 1997 effecting a reverse stock split of the Common Stock, Article FOURTH of the Company's Certificate of Incorporation be amended by addition of the following provision:

         Simultaneously with the effective date of this amendment (the "Effective Date"), the authorized shares of the Company's Common Stock, par value $.01 per share, and each share of such Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-fifth (1/5) of a share of the Company's Common Stock, par value $.01 (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of the closing price of the Old Common Stock on the New York Stock Exchange on the Effective Date, as reported on the composite tape of the New York Stock Exchange, Inc. (or in the event the Company's Common Stock is not so traded on the Effective Date, such closing price on the next preceding day on which such stock was traded on the New York Stock Exchange). The Company may retain a third party to collect and pool fractional share interests, sell the same, and return payment to the holders of the interests. In that event, the cash payment may be based on the sale price of the pooled fractional interests, which may be more or less than the closing price of the Old Common Stock on the Effective Date. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

    FURTHER RESOLVED, that at any time prior to the filing of the foregoing amendment to the Company's Certificate of Incorporation effecting a one-for-five Reverse Stock Split, notwithstanding authorization of the proposed amendment by the stockholders of the Company, the board of directors may abandon such proposed amendment without further action by the stockholders.

       c.    One-for-Eight Reverse Stock Split.

    RESOLVED, that, prior to June 10, 2002, on the condition that no other amendment to the Company's Certificate of Incorporation shall have been filed subsequent to June 10, 1997 effecting a reverse stock split of the Common Stock, Article FOURTH of the Company's Certificate of Incorporation be amended by addition of the following provision:

         Simultaneously with the effective date of this amendment (the "Effective Date"), the authorized shares of the Company's Common Stock, par value $.01 per share, and each share of such Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into one-eighth (1/8) of a share of the Company's Common Stock, par value $.01 (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefor on the basis of the closing price of the Old Common Stock on the New York Stock Exchange on the Effective Date, as reported on the composite tape of the New York Stock Exchange, Inc. (or in the event the Company's Common Stock is not so traded on the Effective Date, such closing price on the next preceding day on which such stock was traded on the New York Stock Exchange). The Company may retain a third party to collect and pool fractional share interests, sell the same, and return payment to the holders of the interests. In that event, the cash payment may be based on the sale price of the pooled fractional interests, which may be more or less than the closing price of the Old Common Stock on the Effective Date. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

    FURTHER RESOLVED, that at any time prior to the filing of the foregoing amendment to the Company's Certificate of Incorporation effecting a one-for-eight Reverse Stock Split, notwithstanding authorization of the proposed amendment by the stockholders of the Company, the board of directors may abandon such proposed amendment without further action by the stockholders.

                      SUNSHINE MINING AND REFINING COMPANY
                        877 WEST MAIN STREET, SUITE 600
                              BOISE, IDAHO  83702

                      THIS PROXY IS SOLICITED ON BEHALF OF
         THE BOARD OF DIRECTORS OF SUNSHINE MINING AND REFINING COMPANY

         The undersigned hereby appoints John S. Simko, William W. Davis and Robert H. Peterson, or any of them, with full power of substitution, as Proxies and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock, par value $.01, of Sunshine Mining and Refining Company (the "Company") held of record by the undersigned on April 14, 1997, at the Annual Meeting of Stockholders to be held on June 10, 1997, or any adjournment(s) thereof.


1. ELECTION OF DIRECTORS
   [ ]  FOR all nominees listed below          [ ]  WITHHOLD AUTHORITY
        (except as marked to the                    to vote for all nominees
         contrary below)                            listed below


    G. CHRIS ANDERSEN, V. DALE BABBITT, GEORGE M. ELVIN, DANIEL D. JACKSON, OREN G. SHAFFER, JOHN S. SIMKO, ROBERT B. SMITH, JR.

  (INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

         ______________________________________________________________


                                                                    For      Against     Abstain
2.  To Amend the Company's Certificate of Incorporation             [ ]        [ ]         [ ]
   (the "Certificate") to increase the authorized Common Stock to 600 million shares.


3.  Alternative proposals to amend the Certificate to effect a      For      Against     Abstain
    one-for-three, one-for-five or one-for-eight reverse stock      [ ]        [ ]         [ ]
    split of the issued and outstanding shares of the Company's
    Common Stock at the discretion of the Board of Directors.

4. In their discretion, to vote upon such other business as may properly come before the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE "FOR" EACH OF THE PROPOSALS AND "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR.

         Please sign exactly as name appears below.



                                   When signing as attorney, executor,
                                   administrator, trustee or guardian,
                                   please give full title as such.  If
                                   a corporation, please sign in full
                                   corporate name by President or other
                                   authorized officer.  If a partnership,
                                   please sign in the partnership name by
                                   authorized person.

                                   Date __________________________,  1997

                                   ___________________________________________
                                                     Signature

                                   ___________________________________________
                                             Signature if held jointly

                                   Please mark, sign, date and promptly return this proxy card using the enclosed envelope.